UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2013

AMP HOLDING INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53704	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Commerce Drive, Loveland, Ohio 45140
(Address of principal executive offices) (zip code)

513-297-3640
(Registrant's telephone number, including area code)

Copies to:
Stephen M. Fleming, Esq.
Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11570
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On August 15, 2013, Julio C. Rodriguez and AMP Holding Inc. (the "Company") entered into an Employment Agreement (the "Agreement") pursuant to which Mr. Rodriguez agreed to serve as the Chief Financial Officer of the Company.  The Agreement has an effective date of August 7, 2013.  Mr. Rodriguez will replace Richard J. Calme who resigned as the Interim Chief Financial Officer.  Mr. Calme has been appointed to serve as Director of Finance of the Company.

Pursuant to the terms of the Employment Agreement, Mr. Rodriguez shall receive an annual salary of $150,000.  In addition to the salary, Mr. Rodriguez will be entitled to receive health and fringe benefits that are generally available to the Company’s management employees.  As additional compensation, the Company granted Mr. Rodriguez options to acquire 300,000 shares of common stock at an exercise price of $0.40 per share for a period of two years.

Mr. Rodriguez is a finance executive with over 30 years experience in financial and operational leadership roles within various industries including the automotive industry.  From 1999 until 2013, Mr. Rodriguez served in various executive roles for Genuine Auto Parts Company ("GPC") and its subsidiaries.  Most recently, from 2008 through 2013, Mr. Rodriguez served as Director Process Improvement for GPC, whereby Mr. Rodriguez organized, coordinated, executed control process improvement and cost savings projects for all company divisions. Prior to this, from 2006 through 2008, Mr. Rodriguez served as Vice President Finance & Corporate Secretary for Johnson Industries, a subsidiary of GPC.    Mr. Rodriguez holds a Bachelor of Science degree in Business Administration and a Bachelor of Science degree in Accounting from Catholic University Caracas Venezuela.

Item 9.01               Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement by and between AMP Holding Inc. and Julio C. Rodriguez dated August 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMP HOLDING INC.

Date: August 16, 2013	By:	/s/ Stephen Burns
	Name:	Stephen Burns
	Title:	Chief Executive Officer

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